EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the "Agreement") is dated effective as of April 19, 1999 (the "Effective Date"), by and between Dolly Lusty ("Executive") and Umpqua Holdings Corporation ("Umpqua").

     1. EMPLOYMENT. Umpqua, either directly or one of its wholly owned subsidiaries, employs the Executive and the Executive accepts that employment on the terms and conditions contained in this Agreement.

     2. TERM. Umpqua agrees to employ the Executive for a period of two years commencing on the Effective Date (the "Term"), unless that employment is terminated earlier in accordance with this Agreement.

     3. OPTION TO EXTEND. Umpqua has the option to extend, in its sole discretion, the Executive's employment for one additional year upon written notice to the Executive no less than 60 days prior to the expiration of the Term.

     4.   DUTIES; POSITION.

          4.1 Position. Executive shall be employed as Senior Vice President/Credit Administrator of South Umpqua Bank (the "Bank"), and as such will have overall responsibility for the Bank's credit administration and such other duties as may be designated by the President of Umpqua and will report to the President of Umpqua.

          4.2  Obligations to Umpqua.

          (a) Executive agrees that to the best of his ability and experience Executive will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms of this Agreement and at the direction of the President of Umpqua.

          (b) Executive agrees that Executive will devote all of his business and professional time and attention to the business affairs of Umpqua. Executive shall not be employed by any person (including any individual or entity) other than Umpqua in connection with any other business activity.

     5. BASE COMPENSATION. For services performed under this Agreement, Executive shall be entitled to a salary ("Base Salary") of a minimum of $6,250 per month together with perquisites provided to senior officers of Umpqua.

     6. TERMINATION. The employment of Executive shall terminate upon the occurrence of any one or more of the events in this Section 6.

          6.1 For Cause. Umpqua's termination of Executive for Cause (as defined in Section 7.1 below) ("Termination For Cause").



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          6.2 Without Cause.  Umpqua's termination of Executive without Cause, at any time at Umpqua's sole discretion, for any or no reason other than for Cause ("Termination Without Cause").

          6.3 By New President/Chief Executive Officer. Umpqua's termination of Executive within six (6) months following the initial date of employment of a President and Chief Executive Officer other than Raymond P. Davis ("Termination by New President/CEO").

          6.4 For Good Reason. Executive's termination of his employment with Umpqua for Good Reason (as defined in Section 7.2 below) within the 90-day period immediately following one of the events set forth in Section 7.2 below ("Termination For Good Reason").

          6.5 End of Term. Upon the expiration of the term of this Agreement the employment of Executive shall revert to employment-at-will and this Agreement shall terminate, unless this Agreement is renewed in writing by the parties.

          6.6 Death or Disability. Upon Executive's death or Disability (as defined in Section 7.3 below).

     7.   DEFINITIONS.

          7.1  Cause.  For  the  purposes  of  this  Agreement,   "Cause"  for
Executive's termination will exist upon the occurrence of one or more of the following events:

          (a) Dishonest or fraudulent conduct by Executive with respect to the performance of his duties with Umpqua;

          (b) Conduct by Executive that materially discredits Umpqua or is materially detrimental to the reputation of Umpqua, including conviction or a plea of nolo contendere of Executive of a felony or crime involving moral turpitude;

          (c) Executive's willful misconduct or gross negligence in performance of his duties under this Agreement, including but not limited to Executive's refusal to comply in any material respect with the legal directives of the Board of Directors or the President and Chief Executive Officer;

          (d) An order from a state or federal banking regulatory agency requesting or requiring removal of Executive or a finding by any such agency that Executive's performance threatens the safety or soundness of Umpqua or any of its subsidiaries;

          (e) Executive's failure to materially perform the duties set forth in Section 4 of this Agreement; or



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          (f) Breach of Executive's fiduciary duties to Umpqua.

          7.2 Good Reason. For purposes of this Agreement, "Good Reason" for Executive's termination will exist upon the occurrence of one or more of the following events:

          (a) A material adverse change in Executive's position causing such position to be of materially reduced stature or responsibility;

          (b) A reduction of Executive's Base Salary unless in connection with, and to the same degree as, reductions in the salaries of all or substantially all similarly situated employees of Umpqua; or

          (c) An unconsented requirement for Executive to relocate to a facility or location more than 50 miles from Executive's current location.

          7.3 Disability. For purposes of this Agreement, "Disability" shall mean that Executive has been unable to perform his duties under this Agreement as a result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive 12-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by Umpqua and its insurers and acceptable to Executive or Executive's legal representative (with such agreement on acceptability of the physician not to be unreasonably withheld).

     8. SEVERANCE BENEFITS. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 8.

          8.1 Termination Without Cause or For Good Reason. In the event of a Termination Without Cause or Termination For Good Reason, Executive will receive payment for all Base Salary and benefits accrued as of the date of Executive's termination together with a payment of severance benefits equal to six (6) months Base Salary.

          8.2 Termination by Reason of Death or Disability. In the event of a Termination by reason of death or Disability, Executive will receive payment for all Base Salary and benefits accrued as of the date of Executive's termination.

          8.3 Termination by New President/CEO. In the event of a Termination by New President/CEO, Executive will receive payment for all Base Salary and benefits accrued as of the date of termination together with a payment of severance benefits equal to six (6) months Base Salary.

          8.4 Termination Relating to a Change in Control.

          (a) In the event that Executive is terminated in anticipation of, in connection with, or within one hundred eighty (180) days following the closing date of a Change in Control and without Cause, then Umpqua, or


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     its  successor  in  interest,  shall pay  Executive  all Base  Salary and benefits accrued as of the date of termination together with severance benefits equal to two (2) years Base Salary.

          (b) In the event that Executive is terminated 180 days or more after the closing date of a Change in Control and without Cause, then Umpqua, or its successor in interest, shall pay Executive all Base Salary and benefits accrued as of the date of termination together with severance equal to the greater of (i) an amount equal to two (2) years Base Salary from the closing date of the Change in Control minus the Base Salary for the number of days elapsed since the closing date of the Change in Control or (ii) as otherwise provided in this Agreement.

          8.5 Section 280G. All severance payments made under this Agreement must be within the limits set forth in Section 280G of the Internal Revenue Code; if a payment would otherwise be an "excess parachute payment" as defined in Section 280G, the payment shall be reduced to avoid the applicability of
Section 280G.

     9. DEFINITION OF CHANGE IN CONTROL. For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred when any of the following events takes place:

          9.1 Acquisition of Fifty Percent or More of Voting Power. Any person (including any individual or entity) or persons acting in concert becomes the beneficial owner of voting shares representing fifty percent (50%) or more of the voting power of Umpqua.

          9.2 Removal of Directors. A majority of the Board of Directors of Umpqua are removed from office by a vote of the shareholders of Umpqua over the recommendation of the Board of Directors then serving.

          9.3 Merger. Umpqua is a party to a plan of merger or plan of exchange and upon consummation of such plan, the shareholders of Umpqua do not own or continue to own at least a majority of the shares of the surviving company.

     10. ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Roseburg, Oregon in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Oregon law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 10, without breach of this arbitration provision.

     11. CONFIDENTIAL INFORMATION. The parties acknowledge that in the course of Executive's duties he will have access to and become familiar with certain proprietary and confidential information of Umpqua and other information about Umpqua not known by its actual or potential competitors. Executive acknowledges that such information constitutes valuable, special, and unique assets of Umpqua's business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws.


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Executive  agrees that he will hold in a fiduciary  capacity  and will not use for himself and will not reveal, communicate, or divulge during the period of his employment with Umpqua or at any time thereafter, and in any manner whatsoever, any such date and confidential information of any kind, nature, or description concerning any matters affecting or relating to Umpqua's business, its customers, or its services, to any person, firm, entity, or company other than Umpqua or persons, firms, entities, or companies designated by Umpqua. Executive agrees that all memoranda, notes, records, papers, customer files, and other documents, and all copies thereof relating to Umpqua's operations or business, or matters related to any of Umpqua's customers, some of which may be prepared by Executive, and all objects associated therewith in any way obtained by Executive, shall be Umpqua's property.

     12. NOTICES. All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

           To Umpqua:     Umpqua Holdings Corporation
                          445 S.E. Main Street
                          Roseburg, Oregon 97470
                          Attention:President

           To Executive:  Dolly Lusty
                          P.O. Box 309
                          Roseburg, OR  97470


     13.  GENERAL PROVISIONS.

          13.1 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, without giving effect to the principles of conflict of laws.

          13.2 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision(s) in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provisions were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          13.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.



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          13.4 Entire Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

          13.5 Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

          13.6 Assignment. Executive shall not assign or transfer any of his rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement.

          13.7 Attorneys' Fees. In the event of any arbitration or legal proceeding relating to this Agreement, the prevailing party in such proceeding shall be entitled to recover reasonable attorneys' fees in such proceeding, or any appeal thereof, to be set by the arbitrators or the court without the necessity of hearing testimony or receiving evidence, in addition to the costs and disbursements allowed by law.

          14. ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BE REASON OF THE DRAFTING OR PREPARATION HEREOF.

                                UMPQUA HOLDINGS CORPORATION

                                By: /s/ Raymond P. Davis
                                    -----------------------------------------
                                    Raymond P. Davis, Director, President and
                                        Chief Executive Officer


                                /s/ Dolly Lusty
                                ----------------------------------------------
                                Dolly Lusty




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